Exhibit 10.14

75 Tri state International Lincolnshire, IL 60069

Jerry Nies

15396 Wentworth Crt.

Granger, IN 46530

July 12, 2005

Dear Jerry,

Reference: Termination Agreement

Further to our recent discussions, please find below details of the agreement that will apply in the event of the termination of your employment with the Company.

This Termination Agreement sets out:

•              The Company’s commitments to you regarding severance pay following a change in ownership and in the even of termination of your employment by the Company (or subsequent owners) without “Cause” (as defined below in this Memorandum);

•              Your commitment to give the Company an agreed period of advance notice if you choose to leave the Company’s employ, and the Company’s commitment concerning continuation of your salary during this notice period;

•              Your agreement to a non solicitation Clause, Non-competition Clause and Confidentiality Agreement; and

•              Coordination of the benefits and period of notice provided by this agreement with certain legally required benefits and/or notice.

You and the Company each continue to have the right to terminate the employment relationship at will subject to the terms of this agreement. It is understood and agreed that the provisions of this Termination Agreement do not apply in the event of your retirement or any termination of your employment in circumstances where you are in receipt of Company sponsored disability benefits at the time of your termination.

Yours Sincerely

/s/ Tim Stubbs
Tim Stubbs
Chief Executive Officer,
Indalex Aluminum Solutions

Agreement Details

A.            Termination by the Company

In consideration of your continued service to the Company and your seniority and in further consideration of your particular responsibilities, in the event your employment is terminated by the Company within twelve (12) months of a change in ownership, for reasons other than ‘Cause’, the Company will provide you with the following severance terms.

1.             You will receive on termination a lump sum representing twelve (12) months of annual base salary or at the Company’s election, your base salary will be payable as continued salary through the regular payroll, for the twelve month period subsequent to your Termination Date.

2.             Health, Dental and Life Insurance benefits coverage, at levels in place at the Termination Date, will be extended up to the earlier of twelve (12) months following the Termination Date, or the earliest date at which you become eligible for such coverage with a new employer. It is understood that short-term disability benefit coverage and long-term disability insurance benefits cease on your Termination Date.

Wile covered under US benefits, Health & Dental coverage continuation under this paragraph (3) will be in the form of Company paid COBRA continuation coverage and you must elect and remain eligible for such coverage to receive this benefit. At the end of the Company paid coverage period you may continue your coverage for the remainder of the COBRA period at your expense in accordance with COBRA regulations and provided that you remain eligible for COBRA continuation coverage.

3.             You will be entitled to continuation of car allowance for up to the earlier of (12) twelve months or the date you become eligible for another company provided vehicle/allowance.

4.             You may use the cellular phone in your possession at Company expense for 30 days after Termination Date. During the coverage period, arrangements may, at your option, be made to transfer the phone number to your own name. After 30 days you will either return or take over full possession of the phone and costs.

5.             Payment for any other benefits, privileges, or perquisites that you enjoy at Termination Date will cease immediately.

6.             Pensionable service will cease at Termination Date with your pension benefits governed by the terms of the plans in which you participate. The Company will meet the legislative requirements in the jurisdiction governing the terms of the ‘retirement plans’.

7.             You will be entitled to executive outplacement services, with a supplier determined by the company, for a period of six months. The Company will not pay you direct as an alternative to such professional services.

It is agreed that in order to be eligible for the above payments you must at the time of payment sign and continue to honor a Binding Release, in a form acceptable to the Company of any claims, including but not limited to those for disability and insurance benefits against the Company, an Affiliated Organization, and their officers, directors, employees, owners and their agents.

B.  Termination by You

1.             You agree to provide a minimum of three months written notice should you decide to voluntarily terminate your employment with the Company.  In such case you agree to assist the Company in transition arrangements whereby you willingly carry out your responsibilities to the best of your ability until such time as the CEO to whom you report at the time sets a Termination Date.  Termination of your employment under this Part B will not entitle you to Severance under Part A above.

2.             If the Company terminates your employment other than for Cause during this three months notice period, the Company will continue your salary and health, dental and life insurance benefits for the balance of the three months period.

C.  Non Solicitation, Non Competition and Confidentiality Clauses:

1.             Non Solicitation and Non Competition

You agree that during your employment with the Company and for twelve (12) months after any termination of your employment with the Company, you will not directly or indirectly do any of the following:

a.             Hire any person employed by the Company, or solicit anyone employed by the Company to accept employment elsewhere or suggest to any person employed by the Company that they should leave the Company’s employment.

b.             Solicit any person who is a customer of the Company to cease doing business with the Company or to purchase products or services competitive with a product or service offered by the Company.

c.             Compete with the Company, or furnish services or advice of any kind (as of an employee, consultant, or in any other capacity) to any competitor of the Company.  As used in this sub-paragraph, the term “competitor” means any person or entity which offers for sale in North America any product or service that is competitive with a product or service offered by the Company.

2.             Confidentiality

You agree never to use or disclose, except as authorized in your performance of services for the Company, any non-public information owned by or about the Company (or an Affiliated Organization), or their business, customers, or employees.  You agree that upon termination of your employment with the Company, you will immediately return all documents, notes, electronic data and other materials containing such non-public information, including all copies and extracts.  As used above, ‘non-public information includes all information except that which is publicly known without any breach by you of your commitments in this paragraph.

You agree that if any provision of this Part C is determined by a court of competent jurisdiction to be unenforceable as written, it is the intent of the parties that such provision shall be modified as applied in that jurisdiction, as to its scope, duration, geographic coverage or in any other manner, to the extent necessary to allow its enforcement, and that it shall be enforced as so modified, subject only to allowable appeals of such court decision.

D.            Certain Legally Required Benefits

1.             Provisions of Applicable Illinois Legislation - To the extent that the laws of Illinois govern the employment relationship between you and the Company, the Company guarantees that the amounts payable pursuant to this Agreement shall not be less than that required pursuant to the notice and severance pay provisions of applicable minimum legislation requirements, if any, provided that all such payments pursuant to such legislation shall be deemed to be included on account of any owed under this Agreement.

2.             United States Law - If upon termination of your employment relationship with the Company you would be entitled to unemployment compensation benefits under the law of any of the United States of America, your eligibility for benefits under this agreement is conditioned on your not applying for United States unemployment compensation benefits for any week covered by payments made to you under Part A or B, above.

The terms of this agreement shall remain in full force and effect unamended notwithstanding any other alterations to your terms and conditions of employment, whether fundamental or otherwise, unless you and the Company otherwise agree in writing.

I have read, understand and agree with the terms and conditions of this Termination Agreement as set out above.

/s/ Jerry Nies	7-22-05
(Signed by Jerry Nies)	(Date)

Definitions:

•              Without limiting its generality, ‘Cause’ is defined as neglect, failure or inability to perform, or poor performance of duties, consistent failure to attain assigned objectives, misappropriation of Company property, intentional damage to company property, activities in aid of a competitor, insubordination, dishonesty, conviction of a crime involving moral turpitude, or performance of any act (including any dishonest or fraudulent act) detrimental to the interests of the Company.

•              ‘Company’ is defined as any part of the Indalex Aluminum Solutions Group of Companies.

•              “Affiliated Organization” is defined, as any entity owning, owned by or under common ownership with the Company.

•              ‘Termination Date’ is defined as last day actually worked.

•              “Change in Ownership” is defined as the sale or transfer of all, or substantially all, of the Indalex Aluminum Solutions Group (Indalex Inc and Indalex Limited) by Honeywell International Inc. to any unrelated third party